Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TriQuint Semiconductor, Inc:

We consent to the use of our reports dated February 26, 2010, with respect to the consolidated balance sheets of TriQuint Semiconductor, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

March 18, 2010